                                                                    EXHIBIT 2.1


                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                WESTERN DIVISION


                                                     )
IN RE:                                               )
                                                     )     Chapter 11
  MICRON SEPARATIONS, INC.                           )     Case No. 97-42342-JFQ
                                                     )
    Debtor.                                          )
                                                     )

              DISCLOSURE STATEMENT TO JOINT PLAN OF REORGANIZATION
            SUBMITTED BY MICRON SEPARATIONS, INC. AND OSMONICS, INC.
                               (DECEMBER 15, 1997)

         Micron Separations, Inc. ("MSI"), a New York corporation with a usual place of business in Westborough, Massachusetts, filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code, 11 U.S.C. ss.101-1330 as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Massachusetts (the "Bankruptcy Court") on April 9, 1997, commencing the above-captioned Chapter 11 case. MSI's Chapter 11 case has been pending before the Honorable James F. Queenan, Jr., United States Bankruptcy Judge, as case number 97-42342-JFQ. MSI, without interruption, has operated its business and managed its property as debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code since the commencement of its Chapter 11 case.

         This Disclosure Statement is provided pursuant to Section 1125 of the Bankruptcy Code to all known holders of claims against and interests in MSI (the "Debtor") whose claims and

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interests are impaired under the Debtor's Joint Plan of Reorganization (the
"Joint Plan") and other parties in interest in connection with the solicitation of acceptance of the Joint Plan. The purpose of this Disclosure Statement is to provide such information as would enable a hypothetical, reasonable investor typical of the holders of such claims and/or interests to make an informed judgment exercising its, his or her right to vote to either accept or reject the Joint Plan.

     After hearing on notice, the Bankruptcy Court approved this Disclosure Statement, as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor typical of the classes being solicited to make an informed judgment about the Joint Plan.

     The factual information concerning the past and present activities of the Debtor have been derived from the books and records of the Debtor. The financial information contained in this Disclosure Statement (including the attached exhibits) has been prepared by the Debtor's management and accountants unless specifically stated to be from other sources. No representations, other than those set forth herein, concerning the Debtor are authorized by the Debtor.

     YOU ARE URGED TO READ CAREFULLY THE CONTENTS OF THIS DISCLOSURE STATEMENT, INCLUDING THE JOINT PLAN AND OTHER EXHIBITS, BEFORE MAKING YOUR DECISION TO ACCEPT OR REJECT THE


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JOINT PLAN. Particular attention should be directed to the provisions of the
Joint Plan affecting or impairing your rights as they presently exist. The description of the Joint Plan in this Disclosure Statement is a summary only and is qualified by reference to the actual terms and conditions of the Joint Plan itself. The terms used herein have the same meaning as in the Joint Plan, unless the content thereof requires otherwise.

     Great effort has been made by the Debtor to be accurate in all material respects, but the Debtor is unable to warrant or represent that all the information contained herein is without inaccuracy. While the Debtor believes the contents of this Disclosure Statement to be accurate and complete, the Bankruptcy Court has not passed upon the factual accuracy of the information contained herein.

     NO REPRESENTATIONS CONCERNING THE DEBTOR, INCLUDING, WITHOUT LIMITATION, FUTURE BUSINESS OPERATIONS, THE VALUE OF THE ASSETS, OR THE AGGREGATE DOLLAR AND AMOUNT OF CLAIMS WHICH MAY BE ALLOWED OR FINALLY DETERMINED, ARE AUTHORIZED OTHER THAN AS ARE SET FORTH IN THIS DISCLOSURE STATEMENT. Any representations or inducements made to secure acceptance or rejection of the Joint Plan by creditors or shareholders which are other than as contained in this Disclosure Statement should not be relied upon in voting on the Joint Plan.


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     THE DEBTOR RECOMMENDS THAT YOU VOTE TO ACCEPT THE JOINT PLAN.

     IT IS IMPORTANT THAT YOU VOTE. Subject to certain objections, in order to obtain confirmation of the Joint Plan by the Bankruptcy Court, the Joint Plan must be accepted by holders of claims in Class Four WHO ACTUALLY VOTE on the Joint Plan who hold at least a majority in number and two-thirds in amount, and Equity Interests in Class Five WHO ACTUALLY VOTE on the Joint Plan who hold at least two-thirds in amount. In addition, the Bankruptcy Court must make various findings required by Section 1129 of the Bankruptcy Code, including, among others, that confirmation of the Joint Plan is not likely to be followed by liquidation or further financial reorganization. These requirements are more fully discussed in Section XXVII hereof.

                          I. DESCRIPTION OF THE DEBTOR

     The Debtor is a New York corporation formed in 1981. Initially, its marketing and administration were located in Honeyoye Falls, N.Y., but in 1987, marketing, administration and manufacturing were consolidated in Westborough, Massachusetts.

     The company was formed to develop, manufacture and market microporous membranes and filters for sale to pharmaceutical, food and beverage, electronic, OEM and research concerns. These membranes and filters, classified as "microfiltration"

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products, remove sub-micron sized particles (from 0.05 to 20.0 microns)
suspended in liquids or gases.

     At the time of the filing of the petition, the Debtor was operating its manufacturing and distribution operations at three adjacent buildings in Westborough, Massachusetts. Those locations are 125, 131 and 135 Flanders Road. The company currently has approximately seventy-one employees.

     MSI currently operates out of approximately 50,000 square feet of space, of which 3,000 square feet are devoted to research, development, and a model shop, 3,000 square feet are devoted to office activities, and the remainder is used for manufacturing and warehousing.

     MSI is privately held. Approximately 35% of the stock is owned by Edward Ackley, John Greenwood and James Johnson, collectively, who were the original founders.

                          II. HISTORY OF THE BUSINESS

     MSI was founded in 1981 by Edward Ackley, John Greenwood and James Johnson. MSI began its development work on membranes in 1982 and in that year introduced its first membrane, which was made of a mixture of nitrocellulose and cellulose acetate polymers. In 1984 MSI introduced its first nylon microporous membrane made of nylon 66 polymer.

     MSI sells over 2,000 microfiltration products, 97% of which the company develops and manufactures in its own facilities, and the remainder manufactured by others and sold


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under the MSI private label. The manufacturing of microfiltration products entails both production of the membrane itself and conversion of this material into products useable in the marketplace.

     MSI's microfiltration products can be separated into those that serve the laboratory market (small scale applications) and those that are directed towards the large scale, high value industrial process filtration market.

     Laboratory products consists of sheets (membranes) cut in rectangular or circular form with areas from one square centimeter to 1,500 square centimeters. In addition, MSI produces filtration devices which are largely used by companies in the medical and health care industries. The devices include syringe filters, filter funnels, vacuum filter units, monitors and centrifuge filters.

     MSI also produces a wide range of process filtration products. These consist of cartridges and capsules. All of these products are available with various membrane filter types, including: nylon filters, cellulosic filters, PVDF (polyvinylidene diflouride), PTFE (polytetrafluoroethlylene), polysulfone and polycarbonate.

     MSI uses distributors to sell to the laboratory market and uses its own direct sales force, distributors, and manufacturer's representatives to sell to the industrial


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process market; MSI exports approximately 33% of its products worldwide.

                  III. EVENTS LEADING TO THE CHAPTER 11 FILING

     On May 7, 1986, Pall Corporation (hereinafter "Pall") of Glen Cove, New York, filed suit against MSI for infringement of a patent Pall held on a narrow class of alcohol-insoluble, hydrophilic polyamide membrane filtered media and product. That case bears docket number 86-1426-WGY (United Stated District Court for the District of Massachusetts). On June 24, 1991, after a trial on the merits, the Court entered a judgment and awarded damages to Pall for MSI's patent infringement through that date. These pre-June 20, 1991 damages totaled $4,434,291. Both Pall and MSI appealed the judgment. On September 26, 1995, the U.S. Court of Appeals for the Federal Circuit affirmed the judgment of infringement, reversed the judgment as to willful infringement, increased the measure of damages and remanded the case for recalculation of damages. On November 25, 1995, the Court entered a Separate and Final Judgment of $12,250,364 together with interest from November 1, 1995 at 8.75%. On December 31, 1995, MSI filed a Petition for Certiorari with the United States Supreme Court. The Petition was denied on March 17, 1997.

     In the same case, on October 3, 1996, the Court entered a separate and final judgment of $4,085,033, together with


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interest thereon for infringement from September 24, 1991 to September 24, 1996.
MSI sought a stay of execution on the October 3, 1996 judgment, but that was denied. MSI then sought to appeal the denial of the stay in the United States Court of Appeals for the Federal Circuit and filed an emergency motion for an injunction pending the appeal. On April 18, 1997, the emergency motion was denied.

     Pall obtained an execution on the October 3, 1996 judgment and on April 9, 1997, sought to execute on the assets of MSI. MSI immediately filed the Chapter 11 proceeding.

                  IV. BRIEF SUMMARY OF ASSETS AND LIABILITIES
             AND OTHER FINANCIAL INFORMATION AT THE TIME OF FILING

     MSI's Bankruptcy Schedules and Statement of Financial Affairs, filed with the Bankruptcy Court on May 8, 1997, indicated that MSI owed no secured debt and nearly $12,000,000 of unsecured debt. Pall Corporation accounted for approximately $10,750,000 of the unsecured debt and the balance was owed to 143 other trade and general unsecured creditors. In its Schedules, MSI included cash of approximately $2,775,000, trade accounts receivable of approximately $1,700,000, a tax refund of $1,500,000, various patents worth approximately $500,000, machinery and equipment worth approximately $275,000 and inventory worth approximately $750,000.



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                      V. STOCK OPTIONS, BONUSES, AND ERISA

     As of the Filing Date there were 127,621 common stock options and warrants, outstanding and exercisable at various prices. These options and warrants were issued pursuant to:

          1983 - Employee Options Plan
          1991 - Option Plan for Directors
          1991 - Options Granted with Employment Agreements
          1991 - Incentive Stock Option


     Furthermore, there is an employee incentive stock option plan and an employee bonus plan for 1997. The stock option plan for fiscal year 1997 (October 27, 1996 to October 26, 1997) provides for the distribution of stock options among a pool of 27 employees based on their salaries. The plan is based on sales growth where a specific amount of shares will be reserved and then later allocated to eligible employees. The threshold is 15% of growth in sales. Once the threshold is reached, MSI will reserve 1,000 shares of stock for each percent of sales growth in excess of last year's sales. For instance, if sales increase 18% over last fiscal year, then 18,000 shares will be the pool from which options will be issued.

     The 1997 incentive bonus plan (fiscal year 1997) provides for a bonus computed as a percentage of wages earned if total sales grow to certain thresholds. This plan is available to 25 employees.


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                                                              Bonus as a
                                                              Percentage
Total Sales Growth                                            of Wages Earned
------------------                                            ---------------

Less than 5%                                                       0%
5% or greater,
     but less than 7.5%                                            1%
7.5% or greater,
     but less than 10%                                             2%
10% or greater,
     but less than 12.5%                                           3%
12.5% or greater,
     but less than 15%                                             4%
15% or greater                                                     5%

     In addition, seven sales personnel would be entitled to this incentive bonus computed, however, on the percentage increase in their territory.


     The Debtor also has a 401(K) Savings Plan for employees. For fiscal year 1996 the Debtor matched 50% of the employees' first 5% of earnings and 25% on the employees' second 5% of earnings. For fiscal year 1997, the Board of Directors has matched contributions as in Fiscal Year 1996, and payments are current.


                VI. PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

         MSI has rights to certain trademarks, including but not limited to:

1+PAC                           MagnaNT                  NitroPure
Acetate Plus                    MicroFuge                PolyPure
Calyx                           MicronKlear              PreSep
Cameo                           MicronSep                PVDF-Plus

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Graviseal MagnaCharge           MSI                      Savur Analytical
MagnaGraph MagnaLift            Nitrobind                Funnel
Magna Nylon                     NitroClear               Savur Vacuum
Magna SH                        NitroME                  TefSep Filtration Unit
                                NitroPB                  UltraFuge
                                NitroPlus                UltraSep


         MSI also holds five (5) patents:
         1. Patent No. 4,894,157 covers a process and product where fine support cloth is used as an internal support for cellulose polymer filters. The patent was issued on January 16, 1990. The abstract states the following:

         A continuous process for producing a microporous cellulosic membranes supported with an integral non-woven polymer web by preparing a casting lacquer comprising at least one cellulosic polymer, at least one solvent, and at least one non-solvent wherein the casting lacquer is at the point of incipient gelation.

         2. Patent No. 5,215,662 covers nylon 46 products. This patent was issued on June 1, 1993. The abstract states the following:

         Microporous nylon materials which retain near constant time to hydrosaturation during and after heating to temperatures necessary for sealing together a plurality of surfaces, and the synthesis thereof. Nylon 46 dissolved into a mixture of liquid nylon 46 solvents and nonsolvents is dispersed on a fabric substrate, then precipitated to form a laminate, from which a wash removes the nonsolvents and forms the microporous material.


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         3. Patent No. 5,411,663 covers type 8 nylon product and process.  The patent was issued on May 2, 1995. The abstract states the following:


         Alcohol-insoluble polyamide (nylon) microporous separation membranes are prepared from alcohol-soluble polyamide (nylon) polymers. The membranes are hydrophilic and contain cross-linked amide groups of the structure:
                                --N--(CH2)d--N--
                                  |          |
                                  C==O       C==O

         wherein d is an integer of about 1 to 3.


         4. Patent No. 5,693,231 was issued on December 2, 1997. It is directed to nylon membranes prepared from aromatic nylon polymers.

         5. Patent No. 5,695,639 was issued on December 9, 1997. It is directed to a novel vacuum filter funnel.


                        VII. TRANSACTIONS WITH INSIDERS

         There are no loans from the Debtor to insiders. Certain insiders do have options to purchase shares of common stock of the Debtor:


         1. Edward J. Ackley is a director. Mr. Ackley has (i) a warrant to purchase 5,000 shares issued on March 29, 1989 with an original exercise price of $8.00/share, (ii) an option to purchase 5,000 shares issued January 30, 1992 with an original exercise price of $8.00 share and (iii) an option to purchase 5,000 shares issued on January 31, 1995, with an original

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exercise price of $9.00/share, the exercise price of each of which was repriced to $3.00/share by action of the directors dated November 11, 1996.

         2. John M. Greenwood is a director. Mr. Greenwood holds (i) an option to purchase 10,000 shares issued on November 11, 1996 with an exercise price of $3.00/share, and (ii) an option to purchase 18,000 shares issued on November 11, 1992 with an exercise price of $1.87/share.

         3. James S. Johnson is a director and officer. Mr. Johnson holds (i) an option to purchase 10,000 shares issued on November 11, 1996, with an exercise price of $3.00/share and (ii) an option to purchase 18,000 shares issued on November 11, 1992 with an exercise price of $1.87/share.

         4. Bernard Kozel is a director. Mr. Kozel holds (i) a warrant to purchase 5,000 shares issued on January 27, 1986 with an exercise price of $7.00/share, (ii) a warrant to purchase 5,000 shares issued on March 29, 1989 with an original exercise price of $8.00/share, (iii) an option to purchase 5,000 shares issued on January 30, 1992 with an original exercise price of $8.00/share, and (iv) an option to purchase 5,000 shares issued on January 31, 1995 with an original exercise price of $9.00/share, the exercise price of each of which was repriced to $3.00/share by action of the directors dated November 11, 1996. He also holds warrants to

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purchase 9,000 shares issued on January 25, 1983, with an exercise price of
$2.50/share.

         5. Wayne Miller is an officer. Mr. Miller holds an option to purchase 10,000 shares issued on October 1, 1993 with an original exercise price of $8.00/share which was repriced to $3.00/share by action of the directors on August 7, 1996.

         6. J. William Reeves is an officer and a director.  Mr. Reeves holds
(i) a warrant to purchase 5,000 shares issued on January 27, 1986 with an original exercise price of $7.00/share, (ii) a warrant to purchase 5,000 shares issued on March 29, 1989, with an original exercise price of $8.00/share, (iii) a warrant to purchase 5,000 shares, issued on January 21, 1992, with an original exercise price of $8.00/share (iv) an option to purchase 5,000 shares issued on January 31, 1995 with an original exercise price of $9.00/share, the exercise price of each of which was repriced to $3.00/share by action of the directors dated November 11, 1996. He also holds a warrant to purchase 5,000 shares with an exercise price of $2.50/share, dated January 25, 1983.

                       VIII. REAL PROPERTY AND LEASEHOLDS

         The Debtor does not own and never has owned any interest in any real property other than a leasehold interest. The Debtor leases three pieces of non-residential real estate.


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         It leases 131 Flanders Road, Westborough, Massachusetts from 129
Flanders Office Associates, L.P. This lease covers 7350 square feet at $4.50 per square foot. The property is leased until March 31, 1998. The extension option on this property lapsed on March 31, 1997. There is a prepetition rent arrearage on 131 Flanders Road in the amount of $6,428.21.

         The Debtor leases 24,400 square feet at 135 Flanders Road, Westborough, Massachusetts from 129 Flanders Office Associates, L.P. The lease is presently at $5.40 per square foot which will rise to $5.50 per square foot on May 1, 1998. The lease expires on April 30, 1999, but the Debtor holds an extension option which must be exercised by April 30, 1998. The rental during any extended term would be 95% of the fair market rental. There is a prepetition rent arrearage of $10,821.04 on 135 Flanders Road.

         The Debtor offered to pay the $17,249.25 of combined rent arrearage to 129 Flanders Office Associates, L.P. in return for a reinstatement of the extension option on 131 Flanders Road to September 22, 1997. This was opposed by the Committee and Pall Corporation. On September 2, 1997, the Bankruptcy Court denied Debtor's motion to pay the prepetition indebtedness to 129 Flanders Office Associates. Although Debtor successfully extended its time to assume or reject the

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leases, it does not hold an option to renew its lease on 131 Flanders
Road, Westborough, Massachusetts.

         The Debtor also leases units 13, 15, and 16 at 125 Flanders Road, Westborough, Massachusetts from 125 Flanders Associates. This lease covers approximately 15,000 square feet and the lease expires on January 31, 1999. The present lease is $7,812.50 per month or approximately $6.25 per square foot. Debtor has the right to renew this lease for an additional period of three (3) years by notice by July 31, 1998. The new lease rate for the additional period would be at market.

                  IX. OPERATION OF BUSINESS DURING CHAPTER 11

         During Chapter 11, the Debtor's sales have continued to increase, and the Debtor has been profitable despite extraordinary legal expenses. KPMG has prepared the following income statement for the Chapter 11 period:

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                 Income Statement for Period (4/14/97-10/26/97)
                                     (000's)


                                                                                                                             ACTUAL
Net Revenue (Income)                                                                                                        $ 5,643
      Cost of Goods Sold                                                                                                     (2,563)
                                                                                                                            -------
      Gross Profit                                                                                                          $ 3,080

Operating Expenses:
      Selling and Marketing                                                                                                 $   800
      General and Administrative                                                                                            $   395
Miscellaneous                                                                                                                     5
      R & D                                                                                                                     414
                                                                                                                            -------
      Total Operating Expenses                                                                                              $ 1,615

Income Before Interest, Depreciation, Taxes, or Extraordinary                                                                 1,465
                                                                                                                            -------
Expenses

Extraordinary Income (Expense)1                                                                                              (1,062)
                                                                                                                            -------
Net Income (Loss) Before Taxes                                                                                              $   403
                                                                                                                            =======




                          X. ITIGATION AND SETTLEMENT

 (1)  all Corporation v. Micron Separations, Inc., Civil Action No. 86-1427-WGY.

Complaint. Pall commenced this patent infringement action against MSI on May 7, 1986. Pall sought a judgment that MSI willfully infringed its patent covering the process for preparing hydrophilic polyamide membrane filtered media and product. Pall also sought damages for past infringement as well as an injunction against future infringement.
___________________________

Includes legal and Professional Fees, reversal of accruals and other miscellaneous adjustments.


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Initial Judgment. On June 24, 1991, after trial on the merits, the United States
District Court for the District of Massachusetts ("the District Court") entered a judgment and awarded damages to Pall for MSI's patent infringement through that date. These pre-June 20, 1991 damages, including lost profits, royalty damages, willfulness damages and interest and attorneys' fees, totaled
$4,434,291 (the "Initial Judgment"). The District Court entered a stay of the judgment as it related to nylon 46. Both Pall and MSI appealed the judgment.

MSI's First Chapter 11. In order to avoid execution upon the Initial Judgment, MSI filed a voluntary petition under Chapter 11 on July 22, 1991. On December 18, 1991, Pall and MSI entered into an agreement which provided that during the pending appeal of the Initial Judgment MSI would escrow certain monies and Pall, subject to certain terms and conditions, would forbear from executing on a judgment so long as MSI complied with the provisions of the agreement. The agreement was approved by the Bankruptcy Court and, as part of the Agreement, MSI dismissed its Chapter 11 case. The case was dismissed and closed on December 30, 1991.



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Appellate Review of Initial Judgment. On September 26, 1995, the United States
Court of Appeals for the Federal Circuit affirmed the judgment of infringement, reversed the judgment as to willful infringement, increased the measure of damages and remanded the case for recalculation of damages, and vacated the stay of the injunction as to nylon 46 membrane.

$12 Million Judgment. On November 24, 1995, in accordance with the decision of the United States Court of Appeals, the District Court entered a Separate and Final Judgment of $12,250,364, together with interest from November 1, 1995 through date of Judgment of 8.75% per annum, post judgment interest at the prime rate of interest as promulgated by Citibank, N.A., and reiterated the injunction against MSI and those in concert with MSI from infringing upon Pall's patent by virtue of the sale, use, or manufacture of nylon 46 or nylon 66.

Certiorari Denied. On December 31, 1995, MSI filed a Petition for Certiorari with the United States Supreme Court seeking review of the United States Court of Appeals decision. The Petition was denied on March 17, 1997.

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$4 Million Judgment. On October 3, 1996, the District Court entered a separate and final judgment of $4,085,033 for infringement from June 24, 1991 to June 24, 1996, together with interest thereon from September 24, 1996 through the date of judgment at $923 per day and post-judgment interest at the statutory rate specified in 28 U.S.C. ss.1961.

Appeal from $4 Million Judgment. MSI filed an appeal in the United States Court of Appeals for the Federal Circuit (Appeal 97-1141) from the $4 Million Judgment on the grounds that the form of judgment was incorrect: that the judgment should not be a separate judgment but should be a modification of the November 24, 1995 judgment. The matter is fully briefed and the Bankruptcy Court has lifted the stay. MSI sought a stay of execution and in connection therewith, claimed that the $4 million Judgment was subject to the December 18, 1991 agreement between Pall and MSI. On April 3, 1997, the District Court ruled that the "agreement between the parties had no effect on the judgment of this Court." Following the ruling, MSI sought an emergency stay of execution, which was denied. Immediately prior to the commencement of its second chapter 11 proceeding, MSI filed a further appeal from the denial of the stay to the United States Court of Appeals for the Federal Circuit (Appeal 97-1298) and an emergency motion for an injunction pending

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appeal. On April 18, 1997, the emergency motion was denied. The Bankruptcy Court has lifted the stay nunc pro tunc to April 9, 1997. Appeal 97-1298 has been dismissed.

(2) Micron Separations, Inc. v. Pall Corporation, Civil Action No. 94-11377-WGY.

Complaint. MSI commenced this declaratory judgment action against Pall on July 8, 1994 seeking a declaration of patent non-infringement and the invalidity of Pall's patent. The Complaint seeks damages as well as injunctive relief. Pall answered the Complaint on July 12, 1994 denying the allegations therein. On July 12, 1994, the District Court issued a preliminary injunction against MSI and those acting in concert with it enjoining the manufacture, use and sale of membrane products made of type 8 nylon. Pall also filed a Counterclaim against MSI alleging patent infringement by MSI subsequent to the decision in Pall Corporation v. Micron Separations, Inc., Civil Action No. 86-1427-WGY. MSI responded to the Counterclaim on September 8, 1994 by denying the allegations therein.

Procedural History. On September 2, 1994, Pall moved for Partial Summary Judgment on issue preclusion. MSI opposed the Motion on September 20, 1994 and also filed a Motion for

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Summary Judgment of non-infringement and issue preclusion. Pall opposed MSI's
Motion on October 6, 1994, and also filed a Cross-Motion for Summary Judgment. On November 16, 1994, the Court allowed in part and denied in part Pall's Motion for Partial Summary Judgment.

Bench Trial. A bench trial commenced on January 26, 1995, and continued on January 27, 30, 31, February 1, 2, 3, 6, 7, 8, 13, 14 and 15, 1995.

(3) Pall Corporation v. Micron Separations, Inc., District Court, Civil Action No. 95-12731-WGY.

Complaint. Pall commenced this patent infringement action against MSI on December 18, 1995. Pall seeks damages for MSI's continuing infringement of its patent covering the process for preparing hydrophilic polyamide filter media and product as well as an injunction against future infringement. MSI answered the Complaint by denying the allegations therein.

Consolidation.  This action was consolidated by Judge Young with C.A. No.
95-12473.

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(4) Pall Corporation v. Fisher Scientific Company, Inc., District Court, Civil
Action No. 95-12473-WGY.

Complaint. On November 13, 1995, Pall commenced this action against Fisher Scientific Company, Inc. ("Fisher") alleging that Fisher, as an agent for MSI and/or as an independent distributor, sold nylon 46 membrane made by MSI after the Court of Appeals vacated the stay of the injunction. Pall is seeking damages for past infringement as well as injunctive relief. Fisher answered the Complaint and denied the allegations therein. Fisher also filed a Counterclaim against Pall seeking damages for breach of contract and filed a Third-Party Complaint against MSI for indemnification. MSI has answered the Third-Party Complaint and denied the allegations therein. MSI also filed a Third-Party Complaint against Pall alleging that Pall is in violation of the December 18, 1991 Agreement. MSI amended its Answer and Third-Party Complaint on February 6, 1996 adding claims against Pall for unfair competition and commercial disparagement in violation of the Lanham Act and tortious interference with advantageous business relationships.

Consolidated and Amended Complaint. On July 2, 1996, Pall filed an Amended Complaint in the consolidated action

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including claims against both Fisher and MSI. The Amended Complaint includes claims against Fisher for patent infringement, tortious interference with contractual relations and violation of injunction, and claims against MSI for patent infringement, breach of contract and violation of injunction. In addition, the Amended Complaint includes a charge of civil conspiracy by and between Fisher and MSI.

Administrative Closure. By order of the District Court, and in accordance with the Settlement Agreement (defined below), this case was administratively closed, subject to reopening in the event that: (a) the Settlement Agreement is not approved by the Bankruptcy Court; (b) the Joint Plan is not confirmed; or (c) Pall is not paid in accordance with the Settlement Agreement.

         (5) Micron Separations, Inc. v. Pall Corporation, U.S. Bankruptcy Court for the District of Massachusetts, Adversary Proceeding No. 97-4161-JFQ. On April 17, 1997, the Debtor commenced an adversary proceeding against Pall Corporation seeking a Declaration of Debtor's payment obligations to Pall under their December 18, 1991 Agreement ("1991 Agreement"). The 1991 Agreement obligated Debtor to pay Pall two-thirds of Debtor's net after-tax profits, subject to certain adjustments, all as determined by KPMG Peat Marwick. Debtor contended that the November 24, 1995 judgment in the amount of $12,250,364.00 (the "1995 Judgment") and the other dated October 3, 1996 in the sum of $4,085,033.00 (the "1996 Judgment") were covered by the 1991 Agreement and, so long as the Debtor complied with the Agreement, Pall could not execute on those judgments against the Debtor. The Bankruptcy Court tried the case on September 22 and September 23, 1997. On September 30, 1997, Judge Queenan issued the Court's Judgment, stating, among other things, that Debtor had not breached the 1991 Agreement and that the 1991 Agreement governs MSI's payment obligations under the 1995 and 1996 Judgments. The Court further found that Debtor is entitled to a credit of $3,726,429.00 on its payment obligations to Pall. Finally, the Court enjoined Pall from taking any action to collect on the 1996 or 1995 Judgments. The September 30, 1997 Judgment was entered contingent upon MSI's assumption of the 1991 Agreement pursuant to Court approval.

         (6) Settlement. Subsequent to the September 30, 1997 decision by the Bankruptcy Court, Pall and MSI negotiated a settlement of all of the outstanding litigation and issues between the parties. On November 20, 1997 (effective as of November 18, 1997), MSI and Pall entered into a Settlement Agreement ("Settlement Agreement") which provides, among other things, that upon Pall's receipt of $13.5 million, it will:

         a) Dismiss all pending litigation against MSI and Fisher Scientific Company (86-1427-WGY; 94-11377-WGY; 95-12731-WGY; 95-12473-WGY)

         b) Release MSI and its customers from any alleged patent infringements occurring prior to approval of the Settlement Agreement with regard to Pall's Patents No. 4,340,479; 4,340,480; and 5,543,047; and

         c) Agree not to sue Osmonics, MSI, or MSI's customers for alleged infringement of patents 4,340,479 and 4,340,480 through the remaining term of those patents; and for a one year period from the date of confirmation, not to sue MSI, MSI's customers, or Osmonics on any alleged infringement of Patent No. 5,543,047.

         MSI will:

         a) Release Pall;

         b) Dismiss all pending litigation against Pall (94-11377-WGY; 95-12473-WGY; 97-4161-JFQ); and

         c) Agree that one year after confirmation, it will have a limited inventory with respect to goods similar to MSI's glass over nylon clayx cartridges if it wishes to be covered by Pall's agreement not to sue with regard to those products.

         That Settlement Agreement has been presented to the Bankruptcy Court for its approval and is attached to the Joint Plan as an exhibit. The description of the Settlement Agreement is summary only and is qualified by reference to the actual terms and conditions of the Settlement Agreement itself.

                   XI. SUMMARY OF THE PROVISIONS OF THE PLAN

         A summary of the principal provisions of the Joint Plan is set forth below. All defined terms used in this Section have the meaning assigned to such terms in Article I of the Plan unless otherwise defined herein. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN WHICH IS ATTACHED AS EXHIBIT A, WHICH EXHIBIT SHOULD BE REFERRED TO FOR A FULL AND COMPLETE DESCRIPTION OF THE RELEVANT PROVISIONS.

         By way of summary, the Joint Plan provides for the cancellation of all existing equity interests of the Debtor and the issuance of capital stock to Osmonics, Inc. in consideration of Osmonics paying $28 million. Funding for the monies distributed under the Joint Plan shall be provided from the acquisition funds to be deposited by Osmonics and up to $3,200,000 of the cash held by the Debtor at the Effective Date. Cash on hand up to $3,200,000 on the Effective Date and the said $28 million will be used to pay all Allowed Administrative Claims, tax claims, and all Class Three and Four unsecured claims, which, pursuant to the Joint Plan, will be paid in full; Class Three claims will receive interest at 8 1/2% per annum from April 9, 1997 to the date of payment; Class 4 Claims will be paid in accordance with the Settlement Agreement; and shareholders will receive approximately $15.2 million in satisfaction of their claims and interests.

Shareholders will, on the Effective Date, receive $13,680,000, but from that amount, $100,000 will be set aside to pay expenses in the Kenyon & Kenyon litigation, $317,025 will go to the Disputed Claims Reserve for the Kenyon & Kenyon claim, and $60,000 will go to the Disputed Claims Reserve to pay interest on the Kenyon & Kenyon claim, if it is ever allowed. Thus, only $13,213,000 will be distributed to shareholders. Ten (10%) percent of the shareholders' distribution (approximately $1,520,000) will be held back and will be subject to certain representations and warranties of the Debtor contained in Exhibit B to the Plan. As part of their employment contracts, Osmonics will pay James Johnson $200,000 and John Greenwood $100,000, which payment does not come from the Funded Amount or the Debtor's cash.

           The Plan and Settlement Agreement end all of the outstanding litigation between MSI and Pall Corporation.

                      XII. POST-PETITION PAYMENTS MADE TO

                          UNSECURED PRIORITY CREDITORS

         On April 9, 1997, the Debtor filed a motion requesting the Court to enter an order permitting the Debtor to pay certain wage claims of its hourly and salaried employees and certain commissions of its salesmen, totaling $69,760. All such claims were due to employees for wages, vacation and commissions, none of which were incurred more than sixty (60) days prior to the Chapter 11 filing. The Debtor believes that all such payments were entitled to priority pursuant to ss.507 of the Bankruptcy Code. No individual employee was paid more than the statutory maximum of $4,000 per employee. The request to pay these pre-petition claims was made on an emergency basis after the Debtor gave notice to the twenty (20) largest creditors of the estate, the U.S. Trustee and any other party who had filed an appearance and request to receive pleadings filed with the Bankruptcy Court.

         On August 7, 1997, the Debtor filed a motion requesting the Court to enter an order permitting the Debtor to pay its landlord at 131 and 135 Flanders Road in Westborough, Massachusetts, $17,249.25 in pre-petition rent. The Debtor believed that it would seek to assume its real estate leases and payment of all pre-petition arrearages if necessary in order to assume such leases, the proposed plan will provide for a 100% dividend, and the landlord agreed to extend the option (which had expired pre-petition) to renew the lease until September 22, 1997, in exchange for the payment. The Creditors' Committee and Pall Corporation opposed the drop dead date. On September 2, 1997, after hearing, Judge Queenan denied the Debtor's motion to pay the landlord hearing $17,249.25 in pre-petition rent.

                  XIII. GENERAL DESCRIPTION OF OSMONICS, INC.

         Osmonics, Inc. and its wholly-owned subsidiaries design, manufacture and market machines, systems and components used in the processing and handling of fluids. The company was founded in 1969, and manufactures replaceable, semi-permeable membranes and other filter media for use in fluid separation and filtration. The company's processing equipment employs crossflow filtration (including reverse osmosis, nanofiltration, ultrafiltration and particle filtration), coalescing filtration, ion exchange, clarification, chromatography, ozonation and distillation. The Company's fluid handling equipment includes centrifugal, diaphragm and bellows pumps; electronic controllers to operate precision valves for water conditioning; flow control and measuring devices and instrumentation; and specialty holders and devices for retaining its membranes and filter media.

         The company's processing products are used in fractionation, preferential separation, conditioning and purification in connection with such processes as purification of water and industrial solutions, dewatering and recycling of commercial and industrial fluids, pollution control and sea water desalting. The company's principal domestic and international markets, from which it derives more than 50% of its sales, include the electronics, potable water, health care, biotechnology, food and beverage, chemical processing, and power generation industries.

                      XIV. SELECTED FINANCIAL INFORMATION

         The results of Osmonics recent operations are reflected in the following publicly available documents:

         1. Securities and Exchange Commission Form 10-K for the fiscal year ended December 31, 1996 on file with the Securities and Exchange Commission.

         2. Securities and Exchange Commission Forms 10-Q for the quarters ending March 31, 1997, June 30, 1997, and September 30, 1997, on file with the Securities and Exchange Commission.

         Copies of Osmonics Forms 10-K and 10-Q are on file with the Bankruptcy Court clerk's office as part of the appendix to this Disclosure Statement, and copies may be obtained upon written request directed to:

         Larry A. Koch, Esq.
         Maslon, Edelman, Borman & Brand
         3300 Norwest Center
         Minneapolis MN 55402

         Further information regarding Osmonics is available on the world-wide web at www.osmonics.com.

         By way of brief summary, the following table outlines Osmonics' consolidated operating results for the fiscal years ended December 31, 1996, and December 31, 1995.

                        Consolidated Statements of Income
                        (In Thousands, Except Share Data)

----------------------------------------------------------------------- -------------------- --------------------

INCOME STATEMENT DATE                                                             1996                 1995
                                                                                  ----                 ----

     (YEAR ENDING DECEMBER 31.)
----------------------------------------------------------------------- -------------------- --------------------

SALES                                                                              $155,946             $130,783
----------------------------------------------------------------------- -------------------- --------------------

COST OF SALES                                                                       $92,523              $74,670
----------------------------------------------------------------------- -------------------- --------------------

GROSS PROFIT                                                                        $63,423              $56,113
----------------------------------------------------------------------- -------------------- --------------------

OPERATING EXPENSES                                                                  $46,016              $40,776
----------------------------------------------------------------------- -------------------- --------------------

SELLING, GENERAL AND ADMINISTRATIVE                                                 $35,079              $31,377
----------------------------------------------------------------------- -------------------- --------------------

RESEARCH, DEVELOPMENT AND ENGINEERING                                               $10,937               $9,399
----------------------------------------------------------------------- -------------------- --------------------

INCOME FROM OPERATIONS                                                              $17,407              $15,337
----------------------------------------------------------------------- -------------------- --------------------

OTHER INCOME (EXPENSE), NET                                                          $2,501               $1,496
----------------------------------------------------------------------- -------------------- --------------------

INCOME BEFORE INCOME TAXES                                                          $19,908              $16,833
----------------------------------------------------------------------- -------------------- --------------------

INCOME TAXES                                                                         $6,441               $4,954
----------------------------------------------------------------------- -------------------- --------------------

NET INCOME                                                                          $13,467              $11,879
----------------------------------------------------------------------- -------------------- --------------------

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE                                      $.93                 $.83
----------------------------------------------------------------------- -------------------- --------------------

                             Executive Officers and
                           Directors of Osmonics, Inc.



D. Dean Spatz                       President
                                    Chairman of the Board

Ruth Carol Spatz                    Secretary
                                    Director

Howard R. Dicke                     Vice President, Human Resources and
                                    Corporate Development
                                    Treasurer

L. Lee Runzheimer                   Chief Financial Officer

James J. Carbonari                  Vice President, Sales and Marketing

Kenneth E. Jondahl                  Vice President, International

Andrew T. Rensink                   Vice President, Technology

Michael L. Snow                     Director

Ralph E. Crump                      Director

Verity C. Smith                     Director

Charles W. Palmer                   Director

                        XV. CLASSIFICATION AND TREATMENT
                             OF CLAIMS AND INTERESTS

         The Joint Plan divides all existing claims and interests into the classes as indicated in the following paragraphs. Although each class is defined generally, specific reference to the Joint Plan should be made to understand the classification of your claim:

         (i.) Class One -- Administrative and Priority Claims

         Administrative Claims are all claims for goods and services incurred by the Debtor subsequent to the filing of its Chapter 11 petition on 4/9/97. These claims (other than for professional services by attorneys, accountants and other professionals, and such other administrative expense claims that require Bankruptcy Court approval) shall be paid in full in accordance with their terms as they come due in the ordinary course of the continuation of the Debtor's business after the Effective Date. If any dispute should arise concerning any claim for such expenses, such dispute shall be resolved by the Bankruptcy Court and the Allowed Claim paid as provided below.

         Administrative Claims for professional services, i.e., those of attorneys or accountants, require Bankruptcy Court approval. Those claims will be paid, in full, only after entry of orders by the court allowing these claims in full or in part after notice and hearing. The estimated final fee requests for such professionals are as follows:

                        Estimated Final Fees and Expenses
                          (including amounts previously
                              approved and/or paid)

  Professionals


  Jager, Smith & Stetler, P.C.
  (Bankruptcy Counsel to MSI)                                                                   $300,000

  Testa, Hurwitz & Thibeault
  (Patent Litigation Counsel to MSI)                                                            $425,000

  Law Offices of Bruce Jacobs
  (Special Patent Counsel to MSI)                                                                $55,000

  Boylan, Brown, Code, Fowler, Vigdor & Wilson, L.L.P.
  (Corporate Counsel to MSI)                                                                     $20,000

  KPMG Peat Marwick
  (Certified Public Accountants to MSI)                                                         $147,000

  Choate, Hall & Stewart
  (Counsel to the Creditors' Committee)                                                          $40,000

  Goodwin, Procter & Hoar(2)
  (Counsel to Fisher Scientific)                                                                $607,000

         Jager, Smith & Stetler, as bankruptcy counsel to the Debtor, received a retainer at the inception of the Debtor's chapter 11 case in the amount of $95,012.00. The

         (2) This claim may not require Bankruptcy Court approval. The Goodwin, Proctor bill involves $246,000 pre-petition, $240,000 post-petition, and $121,000 of post-petition expert expenses.

Debtor also has paid Creditors' Committee counsel a $25,000 retainer, pursuant to Orders entered by the Court. Testa, Hurwitz & Thibeault had a retainer from the Debtor in the amount of $50,000, and the Law Offices of Bruce Jacobs had a retainer from the Debtor in the amount of $30,000.

         Priority Claims are those claims which are entitled to priority, pursuant to Section 507(a) of the Bankruptcy Code. They include certain claims for wages (including vacation, severance and sick leave pay under Section 507(a)(3) and Section 507(a)(4)). Taxes, which are also a priority under
Section 507(a)(8), are separately classified in Class Two. Upon the commencement of the Debtor's Chapter 11 case, the Debtor listed no such claims. To the extent that any priority claims are subsequently filed, the holders shall be paid in full within ten (10) days of the Effective Date or, if disputed, when allowed by the Bankruptcy Court, whichever is later.

         (ii.)  Class Two -- Tax Claims

       Tax claims are entitled to priority under Section 507(a)(8) of the Bankruptcy Code. Upon the commencement of the Debtor's chapter 11 case, the Debtor listed no such claims. The Commonwealth of Massachusetts Department of Revenue has filed a Proof of Claim in the amount of

  $31,124.00. The Internal Revenue Service has filed a proof of claim for $327,222.34 for income tax liability for the year ending October 30, 1995. This amount was set-off against a refund of $1,292,935.00. The net amount was refunded to the Debtor. In addition, the Debtor owes the United States Internal Revenue Service at least $14,216.31 in interest on its 1993 and 1994 1120DF. Such tax priority claims will be paid in full within (10) days of the Effective Date or, if disputed, when allowed by the Bankruptcy Court, whichever is later.

         (iii)  Class Three - General Unsecured Creditors'

                  Claims

         Class Three consists of all general unsecured claims, except those of Pall Corporation, but including any persons or entities asserting damages by reason of the Debtor's rejection of any executory contract or unexpired lease under the terms of the Joint Plan or any motion hereafter filed by the Debtor. The Debtor's Schedules list aggregate undisputed Class Three claims in the amount of $667,584.60. The Bankruptcy Court set August 11, 1997, as the last day for filing Proofs of Claim in this case (other than claims resulting from the subsequent rejection of executory contracts or unexpired leases.) The Proofs of Claim, as filed, increased undisputed Class Three claims (without regard to the Pall Claims) by $140,240.32. The landlord, 129 Flanders Associates, did file a $311,249.44 Proof of Claim, which would only have validity if the leases were rejected. The Debtor is not rejecting the leases. The undisputed claims now total $807,824.92. The Debtor does not presently intend to object to any proofs of claim other than the 129 Flanders and Kenyon & Kenyon claims. The disputed claims of 129 Flanders and Kenyon & Kenyon bring the total Class 3 claims to $1,436,099.30.

         Holders of Class Three Claims shall be paid in full with interest at the rate of 8 1/2% per annum within ten (10) days of the Effective Date or, if disputed, when allowed by the Bankruptcy Court, whichever is later. Interest will be paid for the period from April 9, 1997 to payment.

         (iv)  Class Four - Claims of Pall Corporation

         Pall Corporation and the Debtor have entered into a Settlement Agreement dated November 18, 1997, which has been approved by the Bankruptcy Court on December 15, 1997. The Settlement Agreement provides for a $13,500,000 payment to Pall. The Settlement is more fully discussed in Article X.

        (v)  Class Five - Common Stock

         Under the Joint Plan, holders of Equity Interests in the Debtor as of the Confirmation Date will receive a pro rata share of $13,213,000 within ten
  (10) days after the Effective Date. The Equity Interests Trustee will have set aside $100,000 for the costs and expenses of the Kenyon & Kenyon litigation and paid to the Disputed Claims Reserve $317,025 for the Kenyon & Kenyon claim and $60,000 for interest thereon. This amount is subject to dilution if the amount of administrative claims or unsecured claims exceeds the amounts presently anticipated. Holders of Equity Interests shall, on the first anniversary of the Effective Date, receive a pro rata share of $1,520,000, less any permitted setoffs above the amount of $100,000. The Debtor has made a series of representations and warranties concerning its assets, financial condition and status. If there is a material variance from these representations and warranties which reduces the value of Debtor to Osmonics, then Osmonics has a right of set off against the 10% held back for shareholders. Those representations and warranties are contained in Exhibit B to the Plan on file with the Court and are also available, upon request from Bruce F. Smith, Counsel to the Debtor at the following address:

                  Jager, Smith & Stetler, P.C.
                  One Financial Center
                  Boston, MA 02111
or from Larry A. Koch, Esq., Counsel to Osmonics at the following address:


                  Maslon, Edelman, Borman & Brand
                  3300 Norwest Center
                  Minneapolis, MN 55402,

         Shareholders will also receive a pro rata share of the malpractice claim the debtor is presently prosecuting against Kenyon & Kenyon. Kenyon & Kenyon is the law firm which initially represented the Debtor in its patent litigation with Pall. That action is pending in Worcester (Massachusetts) Superior Court under Docket No. 94-0504. Osmonics will fund $100,000 towards fees and expenses of that litigation and Shareholders will fund $100,000 from the Equity Consideration towards fees and expenses in that litigation.

                          XVI. RIGHTS OF SHAREHOLDERS

         All shares of stock and options and warrants to purchase shares of stock in MSI will be canceled at Confirmation. New shares of stock in MSI will be issued to Osmonics.

                     XVII. PROPOSED DIRECTORS AND OFFICERS
                         AND THEIR EXPECTED COMPENSATION

                  D. Dean Spatz             Director

                  L. Lee Runzheimer         Director

                  James S. Johnson          Director

                  D. Dean Spatz             Chief Executive Officer

                  James S. Johnson          Chief Operating Officer and
                                            President

                  L. Lee Runzheimer         Treasurer

                  Ruth Carol Spatz          Secretary

         Neither Mr. Spatz nor Mr. Runzheimer will not receive any compensation from the reorganized Debtor. Mr. Johnson's compensation will be $192,000/annum.

                    XVIII. PREFERENCES, FRAUDULENT TRANSFERS
                           AND OTHER CAUSES OF ACTION

         After examining the books and records, the Debtor has been unable to identify any claims concerning preferences pursuant to Section 547 of the Bankruptcy Code. Similarly, the Debtor has been unable to identify any fraudulent transfer claims pursuant to Sections 544 and 548 of the Bankruptcy Code. To the extent, however, that such claims exist, they are irrelevant in light of the 100% distribution to creditors.

                       XIX. TAX CONSEQUENCES TO CREDITORS

         A creditor who receives cash or property in satisfaction of its Allowed Claim will recognize ordinary income to the extent that the amount received is allocable to interest that accrued while the claim was in its hands. In addition, such creditor will recognize gain or loss on the exchange equal to the difference between the creditor's basis in the Allowed Claim and the amount of consideration received that is not allocable to interest. The character of any recognized gain or loss will depend upon the status of the creditor, the nature of the claim in its hands and its holding period.

                   XX. MEANS FOR EXECUTION OF THE JOINT PLAN

         1. Revesting of property of the estate. On the Confirmation Date, reorganized MSI shall be revested with the property that was formerly the property of the estate (including any claims belonging to the Debtor or the estate) and reorganized MSI will continue its business in the ordinary course as it existed prior to the Petition Date. Except as specifically provided herein the property of reorganized MSI will be free and clear of all claims, interest, liens, and encumbrances. The Kenyon & Kenyon malpractice and breach of contract action will vest in the Equity Interests Trustee.

         2. Distributions. The Disbursing Agent (Debtor's Counsel) will make the distributions under the Joint Plan to Classes 1-4. The Equity Interests Trust will distribute the Equity Consideration to Class 5. There shall be paid to the holder of any option or warrant a distribution in the same proportion as if such option holder were a shareholder on the Confirmation Date. The option holder shall pay the exercise price separately to the reorganized Debtor. The Equity Consideration will be paid to the Equity Interests Trust with its own trustee. That Equity Interests Trustee will have the power and authority to contest any asserted hold backs by Osmonics. That Equity Interests Trust will make the distributions of the hold back amounts at the appropriate time for distribution. The Equity Interests Trust will hold the cause of action and direct the malpractice and breach of contract litigation between MSI and Kenyon & Kenyon and will distribute the proceeds, when and if recovered.

         3.  Reserve for Disputed Claims.

         A. On the Effective Date, the distributions reserved for the holders of disputed claims shall be delivered to the Disbursing Agent (Debtor's Counsel) but shall be held in a segregated, interest-bearing account (the "Disputed Claims Reserve") for the benefit of holders of disputed claims entitled thereto under the Joint Plan. There will be deposited into the Disputed Claims Reserve an amount of cash which would have been distributed on account of the disputed claims if all disputed claims were allowed in the full amount claimed by the holders thereof with interest.

         At the same time as a Disputed Claim becomes an Allowed Claim, the] distribution which would have been disbursed had the Disputed Claim been an Allowed Claim on the Effective Date shall be released from the Disputed Claims Reserve and delivered to the holder of such Allowed Claim with ten (10) days.

                        XXI. FULL AND FINAL SATISFACTION

         Except as otherwise provided in Section 1141 of the Bankruptcy Code or in the Joint Plan, including by reference, the Settlement Agreement, the payments and distributions made pursuant to the Plan will be in full and final satisfaction, settlement, release and discharge, as against the Debtor, of any and all claims against, and interests in, the Debtor, as defined in the Bankruptcy Code, including, without limitation, any claim or equity interest accrued or incurred on or before the Confirmation

Date, whether or not (i) a Proof of Claim or Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such claim or equity interest is allowed under Section 501 of the Bankruptcy Code, or (iii) the holder of such claim or equity interest has accepted the Plan.

                          XXII. EFFECT OF CONFIRMATION

         Except as otherwise provided in the Joint Plan, including by reference, the Settlement Agreement, all creditors and Equity Interest Holders shall be precluded after the Confirmation Date from asserting against the Debtor or the reorganized Debtor, or any of its assets or properties, any other or further claims or interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, the Confirmation Order being deemed to permanently enjoin such creditors and interest holders, their successors and assigns, from enforcing or seeking to enforce any such claims or interests.

         The Confirmation Order shall provide that, on the Effective Date, the duties, obligations, and responsibilities of the Creditors' Committee, their agents, their representatives and counsel shall come to an end, and the Committee and its counsel, shall be discharged from their duties, obligations, and responsibilities herein, and the Committee shall cease to exist.

         To the extent permitted by applicable law, its counsel may seek compensation and reimbursement of expenses. Members of the Committee may seek reimbursement of their actual, reasonable and necessary expenses.

                XXIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Pursuant to the Joint Plan, the Debtor in Possession will file a list of executory contracts and unexpired leases to be assumed and assigned under the Joint Plan at least ten (10) days prior to the hearing on confirmation of the Joint Plan with "cure" payments, if any, to be made by Debtor. Each other executory contract or unexpired lease that either (i) has expired by its own terms prior to the Effective Date and was not rejected during the chapter 11 case, or (ii) has not expired by its own terms prior to the effective date, was not rejected during the chapter 11 case, and is not subject to a pending motion to assume as of the Effective Date or does not appear in the above-referenced list of executory contracts and unexpired leases to be assumed will be deemed rejected as of the Effective Date. The 1991 Agreement will be rejected on the Effective Date. Any claim for damages arising from the rejection of any executory contract or unexpired lease not rejected prior to Confirmation must be filed with the Bankruptcy Court within twenty (20) days following the Effective Date or be forever barred from receiving any distribution of the Plan. Debtor will have 30 days from date of filing of claim to file any objection. Any such claim for rejection, as and to the extent allowed by final order of the Bankruptcy Court, will be a Class Three claim under the Plan.

                        XXIV. CONFIRMATION REQUIREMENTS

         In order for the Joint Plan to be confirmed, the Bankruptcy Code requires, among other things, that the Joint Plan be proposed in good faith, that the Debtor disclose specified information concerning payments made or promised to insiders, and that the Joint Plan comply with the applicable provisions of chapter 11 of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code also requires that at least one class of claims has accepted the Joint Plan, that confirmation of the Joint Plan is not likely to be followed by the need for further financial reorganization, and that the Joint Plan be fair and equitable with respect to each class of claims or equity interest which is impaired under the Joint Plan. The Bankruptcy Court can confirm the Joint Plan if it finds
                                       48
that all of the requirements of 1129(a) of the Bankruptcy Code have been met. Even if a plan is rejected by a class, the plan may still be confirmed under the "cram-down" provisions of Section 1129(b), discussed in Article XXVII.

              THE DEBTOR BELIEVES THAT THE JOINT PLAN SATISFIES ALL OF THE REQUIREMENTS FOR CONFIRMATION.

                     XXV. BEST INTERESTS OF CREDITORS TEST


         Under the best-interest test, the Plan is confirmable if, with respect to each impaired Class of Claims or Interests, each holder of an Allowed Claim or an Allowed Interest in such Class has either (i) accepted the Plan or (ii) receives or retains under the Plan, on account of its Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtor were to be liquidated under Chapter 7 of the Bankruptcy Code.

         To determine what the holders of each class of claims or interest would receive if the Debtor were to be liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtor's assets in a Chapter 7 liquidation case. The amount that would be available for satisfaction of the

Allowed Claims and Allowed Interests of the Debtor would consist of the proceeds resulting from the disposition of the assets of the Debtor augmented by the cash held by the Debtor at the time of the commencement of the Chapter 7 case. Such amounts would be reduced by the costs and expenses of the liquidation and by such additional Administrative Priority Claims and Other Priority Claims that might result from the termination of the Debtor's business and the Chapter 7 case.

         The costs of liquidation under Chapter 7 would include the fees payable to the Trustee appointed in the Chapter 7 case as well as those that might be payable to other professional persons employed by the Trustee. Priority Claims in the liquidation case would also include any unpaid expenses incurred by the Debtor in the Chapter 11 case, such as compensation for attorneys, financial advisors, and accountants, as well as costs and expenses of members of the Committee appointed in the Chapter 11 case. In addition, Priority Claims may arise by reason of the breach or rejection of obligations incurred in Executory Contracts entered into by the Debtor during the pendency of the Chapter 11 case.


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


         To determine if the plan that is proposed is in the best interest of creditors and interest holders, the present value of the distributions likely to be made to each class in a liquidating case are compared with the present value of the distribution to such impaired class provided for by the Plan. Exhibit "A" attached to this Disclosure Statement provides a detailed analysis of the most likely outcome of an orderly liquidation of the Debtor conducted by a Chapter 7 trustee and the net distribution after payment of expenses to each class. It concludes that in a liquidation creditors could expect a return in the 32-45% range. Equity interests would receive nothing.

         In applying the best-interest test, it is possible that claims in a Chapter 7 case may not be classified in the same manner as provided for by the Plan. Priority and orders of distribution of estate assets are established by the applicable provisions of Chapter 7. Under those provisions, each class of claims is paid in a descending order of priority. No junior classes of claims are paid until all senior classes have received payment in full. In the event that available assets are insufficient to pay all members of such class in full, then each member of that class shares on a pro rata basis. The Debtor believes that in the event of liquidation under the auspices of a chapter

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


7 Trustee, Priority Claims would be paid, some portion of the unsecured claims would be paid, and existing equity interests would receive no distribution with respect to their interest. In contrast, under the Joint Plan, all Priority Claims would be paid the full amount of their Allowed Claims, General Unsecured Claims will be paid the full amount of their Allowed Claims, and Holders of Equity Interests will be paid approximately $15.2 million, less any potential setoffs, dilution due to any larger claims of creditors, the amount necessary to satisfy the Kenyon & Kenyon claim and the amount necessary to fund the Kenyon & Kenyon claim.

         THUS, THE DEBTOR BELIEVES THAT THE JOINT PLAN IS IN THE BEST INTEREST OF ALL CLAIM HOLDERS.

XXVI. FEASIBILITY OF THE PLAN

         Bankruptcy law provides that a plan may be confirmed only if the Bankruptcy Court finds that it will not lead to the need for further reorganization or liquidation. In other words, the Plan must be feasible. Since the Plan provides for MSI to continue in business, the Court must be satisfied that MSI will not only be able to make the payments due on the Effective Date of the Plan, but will also be able to meet its obligations thereafter, whether arising under the Plan or incurred under the operation of MSI's business. Since all the creditors will be paid in full on the Effective Date or when a Final Order is entered by the Court, there is no issue of feasibility.

                 XXVII. ACCEPTANCE AND CONFIRMATION OF THE PLAN

         Bankruptcy law provides for a plan of reorganization to group various claims and stock interests into classes, each consisting of parties having similar legal rights in relationship to the Debtor. Each class may then be treated as either "impaired" or "unimpaired" under a plan of reorganization. There are three (3) ways in which a plan may leave a claim or interest "unimpaired": first, the plan may not propose to alter the legal, equitable or contractual rights of the holder of the claim or interest; second, all defaults may be cured and the original terms of the obligation reinstated; third, a plan of reorganization may provide for payment in full of the obligation to the holder of the claim or interest. If a class is unimpaired, it is presumed to vote in favor of the Plan.

         An impaired class that would receive nothing under a proposed plan is presumed to have rejected the plan. An impaired class that is proposed to receive any distribution (whether in cash, securities, or other property) has the right to vote, as a class, to accept or reject the plan. A class of creditors accepts the plan if more than one-half (1/2) of the ballots that are timely received from members of the class representing at least two-thirds (2/3) of the dollar amount of the claims for which ballots are timely received, vote in favor of the plan. A plan under which any class of claims is impaired may be confirmed by the Court only if it has been accepted by at least one such class.

         A plan that is rejected by any class may be confirmed under the "cram-down" provisions of the bankruptcy law if the Court finds that the plan is fair and equitable to, and does not discriminate unfairly against, the rejecting class. In general terms, a plan is fair and equitable to a class if (i) unsecured claims are either paid in full or no junior class (such as any class of stockholders) will retain anything under the plan; (ii) preferred stockholders if a liquidation preference will be paid in full or if no junior class will retain anything under the plan; (3) common stockholders if they are paid the full value of their stock (if any). In this context, payment in full means either immediate payment or else payments over time having a present value equivalent to immediate payment.


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



         The Plan divides creditor claims and equity holder interests into five classes. Classes One and Two are unimpaired and thus deemed to accept the Plan. Classes Three, Four, and Five are impaired and may vote to accept or reject the Plan.

         The Debtor and Osmonics believe that the Plan meets all the prerequisites of confirmation.

                            XXVIII. MANNER OF VOTING

         All persons entitled to vote on a plan may cast their vote for or against such Plan by completing, dating, and signing the Ballot for Accepting or Rejecting Plan (the "Ballot") accompanying this Disclosure Statement and returning it in the enclosed envelope addressed to:

         Bruce F. Smith, Esq.
         Jager, Smith & Stetler
         One Financial Center
         Boston, MA 02111
         (617)951-0500

         IN ORDER TO BE COUNTED, ALL BALLOTS MUST BE RECEIVED AND FILED WITH THE COURT AT OR BEFORE 4:00 PM (EASTERN STANDARD TIME) ON __________________. A TELECOPY OF YOUR

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


BALLOT OR A TELEGRAM REFERRING TO YOUR BALLOT WILL NOT BE
SUFFICIENT.

         The holders of Allowed Claims or Interests which are deemed impaired under a particular plan are entitled to vote to accept or reject such plan. The Code provides that votes will be counted only if submitted by a Claimant or Interest holder whose Claim or Interest is scheduled by the Debtor as undisputed, noncontingent and liquidated, whose Claim or Interest is scheduled and otherwise of record as of _______ (the last date for filing Ballots), and who, prior to August 11, 1997, Bar Date has filed with the court a Proof of Claim or Proof of Interest which is not disputed and has not been disallowed, disqualified or suspended prior to computation of the vote on the applicable plan. A Claim or Interest to which an objection has been filed is not an Allowed Claim or an Allowed Interest unless and until the Court rules on the objection. Further, the Code provides that the Court may estimate or temporarily allow a disputed Claim or Interest for purposes of voting on the applicable Plan.

         As a Claimant or Equity Interest holder entitled to vote on a Plan, your vote is important. In order for the Plan to be accepted and thereafter confirmed by the Court,

acceptance of such plan is required by each class entitled to vote on same. A class of claimants has accepted a plan when holders of one-half (1/2) in number and two-thirds (2/3) in amount in that class has voted to accept such plan. A class of Equity Interest holders has accepted a plan when holders of two-thirds (2/3) in amount in that class has voted to accept such plan. In each instance, whether the requisite votes have been cast to accept a plan is determined solely by reference to the dollar amount in the total number of Claims or Interest held by those of the class that actually voted to accept or reject a plan.

                           XXIX. CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing on the Joint Plan. An objection to confirmation may be filed in accordance with the provisions herein.

         The confirmation hearing on the Joint Plan has been scheduled for __________ 1998 at _______ AM before Judge James F. Queenan, Jr., of the United States Bankruptcy Court for the District of Massachusetts, Donohue Building, 595 Main Street, Worcester, MA 01608. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement made at the confirmation hearing to those in attendance. However, the dates of any adjournment may be obtained from counsel to the Debtor or counsel to the Creditors' Committee. Any objection to confirmation must be made in writing, setting forth in detail the basis of the objection, and filed with the Clerk of the Bankruptcy Court, and served upon the following:

         Bruce F. Smith, Esq.
         Jager, Smith & Stetler
         One Financial Center
         Boston, MA 02111
         Counsel to Debtor

         Paul Moore, Esq.
         Choate, Hall & Stewart
         Exchange Place
         53 State Street
         Boston, MA 02109
         Counsel to Creditors' Committee

                         XXX. ALTERNATIVES TO THE PLAN

         The Debtor believes that the Joint Plan provides its creditors and equity security holders with the greatest possible value that could be realized on their respective Claims and Interests. The alternatives to confirmation of the Plan are (i) confirmation of an alternative plan of reorganization submitted by the Debtor or by another party in interest or (ii) liquidation of the Debtor under Chapter 7 of the Code. Since the Filing Date, the Debtor has been engaged in extensive negotiations with numerous parties having interests in the Chapter 11 reorganization proceedings. The Debtor has no reason to believe that any further negotiations regarding the plan of reorganization with any of the parties having an interest in the Chapter 11 reorganization proceedings would lead to an alternative plan of reorganization or plan of liquidation that could be confirmed within a reasonable period of time without protracted litigation.

         Under Section 1121 of the Code, a Debtor has the exclusive right to file a plan of reorganization during the first one hundred twenty (120) days after the commencement of its Chapter 11 case and to obtain acceptance thereof during the period of sixty (60)days thereafter. The court has entered an order extending the Debtor's exclusive right to file a plan of reorganization up to and including December 15, 1997.

         Alternatively, a liquidation of the Debtor could be carried out with the results described above (Best Interests of Creditors and Shareholders). For the reasons described, the Debtor believes that the distribution to each impaired class under the Joint Plan will be greater and earlier than distributions that might be received after liquidation of the Debtor. The Debtor believes that confirmation of the Joint Plan is preferable to the alternatives described above because the Joint Plan provides for an equitable, early distribution to all classes of the Debtor's creditors and preserves value for equity security holders; any alternative to confirmation of the Joint Plan would result in significant delays in and probable diminution of recoveries.

                        XXXI. RETENTION OF JURISDICTION


         The Bankruptcy Court shall retain jurisdiction with respect to the Debtor's case pursuant to the provisions of Chapter 11 of the Bankruptcy Code until all Claims and Equity Interests affected by this Plan are Finally Determined, and with respect to the following matters:

         A. To enable the Debtor to commence, prosecute, settle, compromise, abandon or consummate any and all claims of the Debtor against any person or entity, except as otherwise provided in the Joint Plan;

         B. To adjudicate all controversies concerning the classification of any Claims or Equity Interests;

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



         C. To hear and determine all Claims arising from the rejection of any executory contract or unexpired lease and to consummate the rejection thereof;

         D. Except as otherwise provided by the Plan, to adjudicate all Claims to a security or ownership interest in any Properties of the Debtor or in any proceeds thereof.

         E. To liquidate damages or estimate Claims in connection with any disputed, contingent or unliquidated Claims;

         F. To hear and determine all controversies, suits and disputes that may arise in connection with the interpretation, consummation or performance of this Plan as well as all controversies, suits and disputes that may be pending before the Bankruptcy Court on or before the Confirmation Date.

         G. To determine and allow all expenses of administration incurred prior to or on the Confirmation Date, including all requests for compensation of fees and expenses by Debtor's counsel, including special counsel and counsel to the Creditor's Committee and, to the extent permitted by applicable law and approved by the Bankruptcy

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


Court, reimbursement of reasonable expenses of members of the Committee;

         H. To recover all assets and properties of the Debtor, wherever located.

         I. To interpret, construe or enforce the Joint Plan or any order previously entered herein;

         J. Except as otherwise provided in the Plan, to hear, determine and enforce any and all causes of action that the Debtor may have brought, or the Debtor may bring, to set aside liens or encumbrances to recover any transfers, assets or damages to which the estate may be entitled, or to subordinate or disallow, in whole or in part, any Claim herein, under applicable provisions of the Bankruptcy Code and other Federal, State or local law, and to determine allowance of fees and disbursements of counsel in connection therewith;

         K. To insure that the purpose and intent of the Joint Plan are effectuated;

         L. To hear and determine all issues with regard to the administration and operation of the Equity Interests Trust.


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



         M. To adjudicate all claims and controversies between Osmonics, Inc. and the Equity Interests Trust.

         N. To make such orders as are necessary or appropriate to carry out the provisions and intent of the Joint Plan.





                                            Respectfully submitted,
                                            MICRON SEPARATIONS, INC.



                                            By:
                                               ------------------------------
  Dated:  December 15, 1997

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



                                TABLE OF CONTENTS

I.              DESCRIPTION OF THE DEBTOR....................................................................4


II.             HISTORY OF THE BUSINESS......................................................................5


III.            EVENTS LEADING TO THE CHAPTER 11 FILING......................................................7


IV.             BRIEF SUMMARY OF ASSETS AND LIABILITIES AND OTHER
                FINANCIAL INFORMATION AT THE TIME OF FILING..................................................8


V.              STOCK OPTIONS, BONUSES, AND ERISA............................................................9


VI.             PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES................................................10


VII.            TRANSACTIONS WITH INSIDERS..................................................................12


VIII.           REAL PROPERTY AND LEASEHOLDS................................................................14


IX.             OPERATION OF BUSINESS DURING CHAPTER 11.....................................................16


X.              LITIGATION AND SETTLEMENT...................................................................17


XI.             SUMMARY OF THE PROVISIONS OF THE PLAN.......................................................27


XII.            POST-PETITION PAYMENTS MADE TO UNSECURED PRIORITY ............................................
                CREDITORS...................................................................................28


XIII.           GENERAL DESCRIPTION OF OSMONICS, INC........................................................30


XIV.            SELECTED FINANCIAL INFORMATION..............................................................31


XV.             CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS........................................35


XVI.            RIGHTS OF SHAREHOLDERS......................................................................41


XVII.           PROPOSED DIRECTORS AND OFFICERS  AND THEIR EXPECTED
                COMPENSATION................................................................................42


XVIII.          PREFERENCES, FRAUDULENT TRANSFERS AND OTHER CAUSES OF
                ACTION......................................................................................42


XIX.            TAX CONSEQUENCES TO CREDITORS...............................................................43


XX.             MEANS FOR EXECUTION OF THE JOINT PLAN.......................................................43


XXI.            FULL AND FINAL SATISFACTION.................................................................45


XXII.           EFFECT OF CONFIRMATION......................................................................46


XXIII.          EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................................................47

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



XXIV.           CONFIRMATION REQUIREMENTS...................................................................48


XXV.            BEST INTERESTS OF CREDITORS TEST............................................................49


XXVI.           FEASIBILITY OF THE PLAN.....................................................................52


XXVII.          ACCEPTANCE AND CONFIRMATION OF THE PLAN.....................................................53


XXVIII.         MANNER OF VOTING............................................................................55


XXIX.           CONFIRMATION HEARING........................................................................57


XXX.            ALTERNATIVES TO THE PLAN....................................................................58


XXXI.           RETENTION OF JURISDICTION...................................................................60





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